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                                   EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT



MAPCO Inc.:

We consent to the incorporation by reference in MAPCO Inc.'s Post-Effective Amendment No. 1 to Registration Statement Nos. 33-13090 and 33-29044 on Form S-8, Registration Statement No. 33-33217 on Form S-8, and Registration Statement Nos. 33-34044 and 333-20837 on Form S-3, of our report dated January 27, 1998 (March 3, 1998 as to Notes 2 and 16) with respect to the consolidated financial statements and financial statement schedules of MAPCO Inc., which report includes explanatory paragraphs relating to certain litigation to which the Company is a defendant and the Company's change in its method of accounting for business process reengineering activities to conform to the consensus reached by the Emerging Issues Task Force in Issue No. 97-13, appearing in this Annual Report on Form 10-K of MAPCO Inc. for the year ended December 31, 1997.


Deloitte & Touche LLP
Tulsa, Oklahoma
March 4, 1998